Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES THIRD QUARTER 2020 RESULTS

- Focused Execution and Resilient Demand Drive Solid Third Quarter Results -

- Increases Full Year 2020 Growth Outlook -

IRVINE, California (November 12, 2020) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the third quarter ended September 30, 2020 and an updated full year 2020 outlook.

Third Quarter 2020 Highlights

•	Total revenue of $84.7 million increased 47.0% compared to the prior year quarter

•	Net loss of $30.7 million compared to a net loss of $6.7 million in the prior year quarter, primarily due to non-cash fair value adjustments and non-capitalizable IPO expenses

•	Adjusted EBITDA1 of $16.7 million increased 107.3% compared to the prior year quarter

•	Adjusted EBITDA margin[1] improved to 19.7% compared to 14.0% in the prior year quarter

First Nine Months 2020 Highlights

•	Total revenue of $219.5 million increased 32.2% compared to the prior year period

•	Net loss of $58.8 million compared to a net loss of $12.2 million in the prior year period, primarily due to non-cash fair value adjustments and non-capitalizable IPO expenses

•	Adjusted EBITDA[1] of $36.2 million grew 74.5% compared to the prior year period

•	Adjusted EBITDA margin[1] expanded 400 basis points year-over-year to 16.5%

“Demand for our environmental solutions, particularly organic demand, accelerated in the third quarter and allowed us to deliver strong results and maintain momentum,” stated Vijay Manthripragada, Montrose’s Chief Executive Officer. “We recognize the significant sacrifices and efforts of our team members around the world who have helped colleagues and clients navigate multiple natural disasters and the COVID-19 pandemic. I am proud of and thankful for my entire team, who continue to deliver solid results despite all of the challenges 2020 has put forth. We believe Montrose’s performance remains resilient because of the world’s enduring focus on better environmental stewardship and because of the commitment of our employees. As we look to the balance of 2020, we expect to deliver on our upwardly revised full year 2020 outlook.”

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

Third Quarter 2020 Results

Total revenue in the third quarter of 2020 increased 47.0% to $84.7 million, compared to $57.6 million in the prior year quarter. Excluding discontinued services, which contributed no revenue in the third quarter 2020 and $4.5 million in the third quarter 2019, total revenue increased 59.5%. The increases in revenues in the Measurement and Analysis segment and in the Remediation and Reuse segment were primarily driven by organic growth. Revenues in the Assessment, Permitting and Response segment increased significantly, mainly due to the acquisition of CTEH in April 2020. Growth in all segments was impacted by COVID-19, primarily in the form of delays in project start dates, partially offset by COVID-19 related project work performed by CTEH.

Net loss was $30.7 million, compared to a net loss of $6.7 million in the prior year quarter. The year-over-year change was primarily attributable to an increase in net expenses from fair value adjustments to certain financial instruments and contingent earn-out payments, as well as from professional fees associated with the Company’s initial public offering.

Adjusted EBITDA1 increased to $16.7 million, compared to $8.1 million in the prior year quarter. The increase in Adjusted EBITDA1 was primarily driven by higher revenues and favorable shifts in business mix. Adjusted EBITDA margin1 improved 570 basis points to 19.7%, compared to 14.0% in the prior year quarter, mainly due to business mix, operating leverage at the segment level and temporary cost containment measures in response to COVID-19.

First Nine Months 2020 Results

Total revenue in the first nine months of 2020 increased 32.2% to $219.5 million, compared to $166.0 million in the prior year period. Excluding discontinued services, which generated revenues of $3.8 million and $15.5 million in the 2020 and 2019 periods, respectively, total revenue increased 43.3%. Increased revenues in the Measurement and Analysis segment and in the Remediation and Reuse segment were attributable to organic growth and acquisitions. Growth in the Assessment, Permitting and Response segment is primarily due to the acquisition of CTEH.

Net loss was $58.8 million, compared to a net loss of $12.2 million in the prior year period. The year-over-year difference in net loss primarily reflected an increase in net expenses from fair value adjustments to certain financial instruments and contingent earn-out payments, as well as from professional fees associated with the Company’s initial public offering.

Adjusted EBITDA1 increased 74.5% to $36.2 million, compared to $20.7 million in the prior year period. The increase in Adjusted EBITDA1 was primarily due to higher revenues and favorable shifts in business mix. Adjusted EBITDA margin1 improved 400 basis points to 16.5%, compared to 12.5% in the prior year period.

Cash used in operating activities for the nine months ended September 30, 2020 was $3.9 million, compared to cash provided by operating activities of $12.5 million in the prior year period. The change between periods mainly reflects higher contingent earnout payments of $6.4 million, non-capitalized IPO-related costs of $6.8 million, higher interest payments of $6.7 million, and an increase in working capital investments of $6.3 million to support the acceleration of project work into the second half 2020. Excluding acquisition-related contingent earnout payments and the non-capitalized IPO-related costs, which are not part of recurring operations, cash flow provided by operating activities decreased $3.2 million, primarily due to higher working capital caused by significantly higher quarter over quarter growth in revenues when compared to the prior year.

Liquidity and Capital Resources

In July 2020, Montrose completed its initial public offering of common stock, raising proceeds of approximately $161.3 million, net of underwriting discounts and commissions and other offering-related expenses. In connection with the offering, the Company used $131.8 million of the proceeds and newly issued shares of common stock to redeem all outstanding shares of its Series A-1 preferred stock, and used approximately $9.8 million of the proceeds to pay IPO related expenses, with the remaining $19.6 million available for general corporate purposes and acquisitions.

At September 30, 2020, Montrose had total debt, net of deferred debt issuance costs, of $176.5 million and $88.4 million of liquidity, including $38.4 million of cash and $50.0 million of availability on its revolving credit facility. As of September 30, 2020, the Company’s leverage ratio, which includes the impact of acquisition-related contingent earnout payments that may become payable in cash, was 2.9 times. Excluding contingent earnout payments of $9.6 million related to CTEH estimated 2021 earnings, an amount which may vary given the environmental emergency response nature of their work, the Company’s leverage ratio was 2.7 times. As of September 30, 2020, the Company had 24,955,430 outstanding shares of common stock.

In October 2020, Montrose improved its borrowing costs through the repricing of its $175.0 million term loan facility which matures in 2025. The interest rate spread on the term loan was reduced by 50 basis points to LIBOR, with a 1.00% floor, plus 4.50%, compared to the prior rate of LIBOR, with a 1.00% floor, plus 5.00%.

Full Year 2020 Outlook

On the strength of resilient demand for the Company’s services through the first nine months of 2020, the Company is on track to deliver on its expectation for annual revenue growth in excess of 20% for the full year 2020. The Company is raising the low end of its previously provided full year Adjusted EBITDA1 outlook, which it now expects to be in the range of $50 million to $55 million, reflecting year-over-year growth of approximately 68% at the mid-point. The Company now expects Adjusted EBITDA margin1 to be in the range of 16.5% to 17.5% for the full year 2020, compared to a prior range of 16.0% to 17.5%. Because demand for environmental services is not driven by specific or predictable patterns in one or more fiscal quarters, the Company’s business is better assessed based on yearly results.

Webcast and Conference Call

The Company’s senior management will host a webcast and conference call on Thursday, November 12, 2020 at 5:00 p.m. Eastern time to discuss third quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental services company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With 1,700 employees across 70 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its final prospectus dated July 22, 2020, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUES	$84,705	$57,623	$219,502	$165,978
COST OF REVENUES (exclusive of depreciation and amortization shown below)	51,828	39,804	142,115	116,248
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	24,442	12,656	64,810	35,464
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	13,404	256	17,387	(670)
DEPRECIATION AND AMORTIZATION	9,740	7,412	27,084	20,262

LOSS FROM OPERATIONS	(14,709)	(2,505)	(31,894)	(5,326)
OTHER EXPENSE
Other expense	(9,637)	(2,460)	(17,534)	(3,639)
Interest expense—net	(3,043)	(2,130)	(10,896)	(4,590)

Total other expenses—net	(12,680)	(4,590)	(28,430)	(8,229)

LOSS BEFORE EXPENSE (BENEFIT) FROM INCOME TAXES	(27,389)	(7,095)	(60,324)	(13,555)
INCOME TAXES EXPENSE (BENEFIT)	3,348	(412)	(1,563)	(1,308)

NET LOSS	$(30,737)	$(6,683)	$(58,761)	$(12,247)

EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	80	(20)	27	3

COMPREHENSIVE LOSS	(30,657)	(6,703)	(58,734)	(12,244)
ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	(6,542)	(5,030)	(17,601)	(14,341)
REDEEMABLE SERIES A-1 PREFERRED STOCK DEEMED DIVIDEND	(24,341)	—	(24,341)	—
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(2,870)	—	(2,870)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(64,490)	(11,713)	(103,573)	(26,588)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	21,554	8,718	13,669	8,640

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(2.99)	$(1.34)	$(7.58)	$(3.08)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	September 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and restricted cash	$38,377	$6,884
Accounts receivable—net	44,785	45,927
Contract assets	35,441	13,605
Prepaid and other current assets	8,585	6,823

Total current assets	127,188	73,239
NON-CURRENT ASSETS:
Property and equipment—net	34,559	27,036
Goodwill	274,309	127,058
Other intangible assets—net	162,201	102,549
Other assets	4,081	1,956

TOTAL ASSETS	$602,338	$331,838

LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$33,897	$29,585
Accrued payroll and benefits	17,957	11,032
Warrant option	—	16,878
Business acquisitions contingent consideration, current	49,170	8,614
Current portion of long-term debt	5,034	7,143

Total current liabilities	106,058	73,252
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	9,742	379
Other non-current liabilities	3,431	—
Deferred tax liabilities—net	1,936	3,530
Contingent put option	—	7,100
Conversion option	18,059	—
Long-term debt—net of deferred financing fees	171,417	145,046

Total liabilities	310,643	229,307
COMMITMENTS AND CONTINGENCIES
REDEEMABLE SERIES A-1 PREFERRED STOCK $0.0001 PAR VALUE —
Authorized, issued and outstanding shares: 0 and 12,000 at September 30, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $0 and $141,898 at September 30, 2020 and December 31, 2019, respectively	—	128,822
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 and 0 at September 30, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $182.2 million and $0 at September 30, 2020 and December 31, 2019, respectively.	152,928	—
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, $0.000004 par value; authorized shares: 190,000,000 and 25,000,000 at September 30, 2020 and December 31, 2019; issued and outstanding shares: 24,893,122 and 8,370,107 at September 30, 2020 and December 31, 2019, respectively.	—	—
Additional paid-in-capital	261,945	38,153
Accumulated deficit	(123,165)	(64,404)
Accumulated other comprehensive loss	(13)	(40)

Total stockholders’ equity (deficit)	138,767	(26,291)

TOTAL LIABILITIES, REDEEMABLE SERIES A-1 PREFERRED STOCK, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$602,338	$331,838

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(58,761)	$(12,247)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for bad debt	6,445	590
Depreciation and amortization	27,084	20,262
Stock-based compensation expense	3,439	3,577
Fair value changes in the contingent put option	(19,240)	—
Fair value changes in the compound embedded option	27,420	—
Fair value changes in business acquisitions contingent consideration	17,387	(670)
Fair value changes in the warrant options	9,312	4,059
Deferred income taxes	(1,563)	(1,308)
Cloud computing costs	(2,350)	(247)
Other	1,170	97
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(7,736)	(2,732)
Prepaid expenses and other current assets	(1,349)	(179)
Accounts payable and other accrued liabilities	(4,829)	(95)
Accrued payroll and benefits	6,084	1,440
Payment of contingent consideration and other assumed purchase price obligations	(6,390)	—

Net cash (used in) provided by operating activities	(3,877)	12,547

INVESTING ACTIVITIES:
Purchases of property and equipment	(5,366)	(2,765)
Proprietary software development	(370)	(6)
Proceeds from net working capital adjustment related to acquisitions	2,819	—
Cash paid for acquisitions—net of cash acquired	(173,923)	(81,370)

Net cash used in investing activities	(176,840)	(84,141)

FINANCING ACTIVITIES:
Proceeds from line of credit	104,390	149,744
Payments on line of credit	(201,980)	(69,744)
Proceeds from term loans	175,000	—
Repayment of term loan	(49,297)	—
Payment of contingent consideration and other purchase price obligations	(6,004)	(1,136)
Repayment of capital leases	(2,257)	(1,304)
Proceeds from issuance of common stock in connection with initial public offering, net of issuance costs	161,288	—
Payments of deferred offering costs	(2,925)	(29)
Debt issuance costs	(4,866)	(417)
Debt extinguishment costs	(351)	—
Proceeds from issuance of common stock	171	139
Issuance of convertible and redeemable Series A-2 preferred stock and warrant	173,664	—
Redemption of the Series A-1 Preferred Stock	(131,821)	—
Dividend payment to the Series A-2 shareholders	(2,870)	—
Exercise of warrant options	25	—

Net cash provided by financing activities	212,167	77,253

CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	31,450	5,659
Foreign exchange impact on cash balance	43	(5)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	6,884	2,489

End of period	$38,377	$8,143

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$9,368	$2,689
Cash paid for income tax	$171	$878
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Series A-1 preferred stock deemed dividend—net of return from holders	$24,341	$—
Series A-1 preferred stock dividend paid in common shares	$26,801	$—
Accrued purchases of property and equipment	$486	$932
Property and equipment acquired under capital leases	$1,753	$2,757
Accretion of the redeemable series A-1 preferred stock to redeemable value	$17,601	$14,341
Common stock issued to acquire new businesses	$25,000	$4,047
Acquisitions unpaid contingent consideration	$58,912	$5,401
Offering costs included in accounts payable and other accrued liabilities	$1,237	$—

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Adjusted EBITDA and Adjusted EBITDA margin for 2020. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30
(in thousands)	2020	2019	2020	2019
Net loss	($30,737)	($6,683)	($58,761)	($12,247)
Interest expense	3,043	2,130	10,896	4,590
Income tax benefit	3,348	(412)	(1,563)	(1,308)
Depreciation and amortization	9,740	7,412	27,084	20,262

EBITDA	($14,606)	$2,447	($22,344)	$11,297
Stock-based compensation (1)	1,149	1,055	3,439	3,577
Start-up losses and investment in new services (2)	602	438	1,283	608
Acquisition costs (3)	6	1,278	3,767	2,350
Fair value changes in warrant, contingent put and compound embedded options (4)	9,710	2,510	17,492	4,059
Fair value changes in business acquisitions contingent consideration(5)	13,404	256	17,387	(670)
Discontinued Service Lines (6)	30	37	7,526	(632)
IPO Preparation Costs (7)	6,378	20	6,908	105
Other adjustments (8)	33	19	699	27

Adjusted EBITDA	$16,706	$8,060	$36,157	$20,721

(1)	Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors.
(2)

Represents start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies, (ii) expansion of our Canadian testing capacity in advance of new regulations, (iii) expansion into Europe in advance of projects driven by new regulations and (iv) expansion of our Remediation business line into new geographies.

(3)	Acquisition costs include financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)

Amount relates to changes in various financial options, which include the fair value of the contingent put option attached to the Series A-1 preferred stock, the warrant options attached to the Series A-1 and Series A-2 preferred stock, and changes in fair value of the Series A-2 preferred stock compound embedded derivative.

(5)

Reflects the difference between the expected settlement value of acquisition related earnout payments at the time of the closing of acquisitions and the expected (or actual) value of earnouts at the end of the relevant period.

(6)

Represents (earnings) loss from the Discontinued Service Lines. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors that Affect Our Business and Our Results” in our Quarterly Report on Form 10-Q filed with the SEC on November 12, 2020.

(7)	Represents expenses incurred by us to prepare for the Company’s initial public offering, as well as costs from IPO-related bonuses.
(8)

Other adjustments which include a purchase accounting fair value adjustment to the carrying value of deferred revenue related to the ECT2 acquisition as of the date of acquisition, non-operational charges incurred as a result of lease abandonments, and non-capitalizable expenses associated with the issuance of the Series A-2 Preferred Stock.